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                           DRINKER BIDDLE & REATH LLP
                       Philadelphia National Bank Building
                              1345 Chestnut Street
                           Philadelphia, PA 19107-3496


                                January 29, 1999



Pegasus Communications Corporation
c/o Pegasus Communications Management Company
100 Matsonford Road
Suite 454, 5 Radnor Corporate Center
Radnor, Pennsylvania  19087

Ladies and Gentlemen:

         As counsel to Pegasus Communications Corporation, a Delaware corporation (the "Company"), we have assisted in the preparation and filing of the Company's Registration Statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to $100,000,000 principal amount of the Company's 9 3/4% Series B Senior Notes due 2006.

         In our opinion, the statements in the Prospectus contained in the Registration Statement (the "Prospectus") under the captions "Material United States Federal Income Tax Consequences of the Exchange Offer" and "Material United States Federal Income Tax Consequences," to the extent they constitute matters of law or legal conclusions, are accurate in all material respects.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the captions "Material United States Federal Income Tax Consequences of the Exchange Offer" and "Legal Matters" in the Prospectus.

                                      Very truly yours,

                                      /s/ Drinker Biddle & Reath LLP

                                      DRINKER BIDDLE & REATH LLP